GUARANTEE

To:           ABN AMRO Bank N.V., Tokyo Branch (the "Bank")

Lazare Kaplan International Inc. (the "Guarantor"), in consideration of, amongst other things, the Bank granting or continuing to make available banking facilities or other accommodation or granting time to or on account of Lazare Kaplan Japan Inc. (the "Borrower"), hereby irrevocably and unconditionally guarantees to and agrees with the Bank as follows:

1.	GUARANTEE

1.1	The Guarantor irrevocably and unconditionally:

(a)
guarantees to the Bank each and every obligation and liability the Borrower may now or hereafter have to the Bank (whether solely or jointly with one or more persons and whether as principal or as surety or in some other capacity) arising out of the Amended and Restated Facility Agreement dated as of February 28, 2009 between the Borrower and the Bank (the "Facility Agreement') and promises to pay to the Bank on first demand the unpaid balance of every sum (of principal, interest or otherwise) now or hereafter owing, due and not otherwise paid under the Facility Agreement by the Borrower to the Bank in respect of any such liability; and

(b)
agrees as a primary obligation to indemnify the Bank on first demand from and against any loss incurred by the Bank as a result of any such obligation or liability referred to in Section 1.1(a) being or becoming void, voidable, unenforceable or ineffective or being or becoming suspended (whether pursuant to any rehabilitation, reorganization or moratorium proceedings or otherwise) as against the Borrower for any reason whatsoever, whether or not known to the Bank, the amount of such loss being the amount which the Bank would otherwise have been entitled to recover from the Borrower.

1.2	The guarantee and indemnity contained in Clause 1.1 are in respect of all of the obligations and liabilities of the Borrower to the Bank (the "Liabilities").

2.	PRESERVATION OF RIGHTS

2.1	The obligations of the Guarantor contained in this Guarantee shall be in addition to and independent of every other security which the Bank may at any time hold in relation to any of the Liabilities.

2.2
Neither the obligations of the Guarantor contained in this Guarantee nor the rights, powers and remedies conferred in respect of the Guarantor upon the Bank by this Guarantee or by law shall be discharged, impaired or otherwise affected by:

(a)	the bankruptcy, winding-up, dissolution, administration or reorganisation (where applicable) of the Borrower or any other person or any change in its status, function, control or ownership;

(b)
any of the Liabilities or any of the obligations of the Borrower or any other person under any security relating to any of the Liabilities being or becoming illegal, invalid, unenforceable or ineffective or being or becoming suspended (whether pursuant to any rehabilitation, reorganization or moratorium proceedings or otherwise) in any respect;

(c)	any time or other indulgence being granted or agreed to be granted to the Borrower or any other person in respect of any of the Liabilities or under any other security;

(d)	any amendment to, or any variation, renewal, waiver or release of, any of the Liabilities or of any person under any other security;

(e)	any failure to take, or fully to take, any security agreed to be taken in relation to any of the Liabilities;

(f)	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any of the Liabilities;

(g)	any abstaining from proving or maintaining any right of proof or from claiming or enforcing payment of any dividend or composition; or

(h)
any other act, event or omission which, but for this Clause 2.2, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor contained in this Guarantee or any of the rights, powers or remedies conferred upon the Bank by this Guarantee or by law.

2.3
Any settlement or discharge given by the Bank to the Guarantor in respect of the Guarantor's obligations under this Guarantee or any other agreement reached between the Bank and the Guarantor in relation to it shall be, and be deemed always to have been, void if any act on the faith of which the Bank gave the Guarantor that discharge or entered into that settlement or other agreement is subsequently avoided by or in pursuance of any provision of law.

2.4	The Bank shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Guarantor by this Guarantee or by law:

(a)	to make any demand of the Borrower;

(b)	to take any action or obtain judgment in any court against the Borrower;

(c)	to make or file any claim or proof in a winding-up or dissolution of the Borrower; or

(d)	to enforce or seek to enforce any security taken in respect of any of the obligations of the Borrower in respect of the Liabilities.

2.5
So long as the Borrower is under any actual or contingent obligations in respect of any of the Liabilities, the Guarantor shall not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations under this Guarantee or by any other means or on any other ground:

(a)	to be indemnified by the Borrower or to receive any payment or collateral from the Borrower; and/or

(b)	to claim any contribution from any other guarantor of any of the Liabilities; and/or

(c)	to make or enforce any claim or right against the Borrower or prove in competition with the Bank, whether in respect of any payment under this Guarantee by the Guarantor or otherwise; and/or

(d)	to claim, or have the benefit of, any set-off, counterclaim or proof against, or dividend, composition or payment by, the Borrower or the Borrower's estate; and/or

(e)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Bank in respect of any of the Liabilities or any other security taken pursuant to, or in connection with, any of the Liabilities by the Bank.

3.	REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants as set out in Clause 10.2 of the Facility Agreement..

4.	PAYMENTS AND INTEREST

4.1
All payments to be made by the Guarantor to the Bank under this Guarantee shall be made without set-off or counterclaim and without any deduction or withholding whatsoever.  If the Guarantor is obliged by law to make any deduction or withholding from any such payment, the sum due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives a net sum equal to the sum the Bank would have received had no such deduction or withholding been required to be made.

4.2
If the Guarantor fails to pay any sum payable by it under this Guarantee on demand, to the extent that interest at a default rate is not otherwise accruing in respect of such sum(s), interest shall accrue on the overdue sum from the date of demand up to the date of actual payment (both before and after judgment) at 4% over the Bank's costs of funds.  Any interest accruing under this Clause 4.2 shall be immediately payable by the Guarantor on demand by the Bank.

4.3	If default interest is overdue, such overdue default interest shall be added to any other overdue sum and the whole shall bear interest at the default interest rate as provided in Clause 4.2.

5	CURRENCY CONVERSION AND INDEMNITY

5.1
The Bank may convert any money received or realised by it under or pursuant to this Guarantee which is not in the currency in which such sum is due and payable by the Guarantor under this Deed from that currency into the currency in which such sum is due, at the Bank's spot rate of exchange for the time being for the relevant conversion.

5.2	The Guarantor shall, as an independent obligation, indemnify the Bank upon demand against any cost, loss or liability arising out or as a result of the conversion referred to in Clause 5.1.

6	CONTINUING SECURITY

6.1
The guarantee constituted by this Guarantee shall be continuing and shall extend to the ultimate balance of the Liabilities and to the performance in full of all obligations guaranteed hereunder, regardless of any intermediate payment or discharge in whole or in part or performance in part and shall continue in full force and effect until final payment in full of all amounts owing by the Borrower in respect of the Liabilities and total satisfaction of all the Borrower's actual and contingent obligations in relation to the Liabilities.

6.2
If for any reason this Guarantee ceases to be a continuing security, the Bank may either continue any then existing account(s) or open new account(s) for the Borrower, but in any case the Guarantor's obligations under this Guarantee shall be unaffected by, and shall be calculated without regard to, any payment into or out of any such account after this Guarantee has ceased to be a continuing security.

7	SUSPENSE ACCOUNT

All monies received, recovered or realised by the Bank under or pursuant to this Guarantee (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of this Guarantee.  The Guarantor shall not and may not direct the application by the Bank of any sums received or recovered by the Bank from the Guarantor under or pursuant to any of the terms of this Guarantee.

8	SET-OFF

The Bank may at any time apply any credit balance to which the Guarantor is entitled, on any account maintained (whether in its own name or in joint names) with the head office and/or any branch of the Bank wheresoever situated in any currency, in satisfaction of any sum due and payable from the Guarantor to the Bank but unpaid.

9	NOTICES

Any notice or demand to be made by one person to another in respect of this Guarantee may be served by leaving it at the address set out in Clause 24 of the Facility Agreement.

10	APPROVALS, CONSENTS AND AUTHORISATIONS

The Guarantor shall obtain and maintain at its own expense any approval, consent, authorisation, licence or permission which may be required in order to enable the Bank to have the full benefit of this Guarantee.

11	CALCULATIONS AND CERTIFICATES

Any certification or determination by the Bank of a rate or any sum relating to the Liabilities or the Guarantor's liability under this Guarantee is, in the absence of manifest error, conclusive evidence of the matter to which it relates.

12	COSTS AND EXPENSES

All the Bank's reasonable out-of-pocket costs and expenses (including legal fees, stamp duties and any value added tax) incurred in connection with the execution or enforcement of this Guarantee or otherwise in relation to it shall be reimbursed by the Guarantor on demand on a full indemnity basis together with interest from the date such costs and expenses were incurred to the date of payment at such rates as the Bank may reasonably determine.

13	ASSIGNMENTS AND SUCCESSORS

13.1	The Bank may at any time assign all or any of its rights and benefits under this Guarantee.

13.2	This Guarantee shall remain in effect and binding on the Guarantor despite:

(a)	any amalgamation or merger that may be effected by the Bank with any other person;

(a)	any reconstruction by the Bank involving the formation and transfer of the whole or any part of its undertaking and assets to any other person; or

(c)	any sale or transfer of all or any part of its undertaking and assets to any other person,

notwithstanding that such other person (with which the Bank amalgamates or merges or to which the Bank transfers all or any part of its undertaking and assets either by way of reconstruction, sale or transfer or otherwise) may differ from the Bank in its objects, character or construction.

13.3	The Guarantor may not assign any of its rights or transfer any of its rights and/or obligations under this Guarantee.

13.4
The Bank may disclose, to any person related to the Bank and/or any person to whom it is proposing to transfer or assign or has transferred or assigned any of its rights under this Guarantee, this Guarantee and any information relating to this Guarantee and/or the Guarantor.

14	PARTIAL INVALIDITY

If at any time any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guarantee nor of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

15	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The rights and remedies provided in this Guarantee are cumulative and not exclusive of any rights or remedies provided by law.

16	LAW AND JURISDICTION

16.1	This Guarantee is governed by the laws of Japan.

16.2	The parties hereto submit to the exclusive jurisdiction of the Tokyo District Court in connection with any disputes that may arise hereunder.

17	INTERPRETATION

Any reference in this Guarantee to:

(a)
"Bank" includes (i) the head office and all the branches, wheresoever situated, of the Bank; and (ii) any assignee or successor in title of the Bank (including, without limitation, any person referred to in Clause 14.2 with which the Bank amalgamates or merges or to which the Bank transfers all or any part of its undertaking and assets either by way of reconstruction, sale or transfer or otherwise) and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Bank under this Guarantee or to which under such laws the same have been transferred;

(b)	"Guarantor" means Lazare Kaplan International Inc. and includes its successors in title and any receiver;

(c)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing; and

(d)	an agreement or a document is a reference to that agreement or document as amended or novated.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed by its officers thereinto duly authorised, as of the date indicated.

LAZARE KAPLAN INTERNATIONAL INC.

By:		Date:
Name:

Title: